LOAN AGREEMENT



                             Dated December 4, 1995


                                      among



                            QUAD SYSTEMS CORPORATION
                             HITECH FINANCE COMPANY
                            TRIMARK INVESTMENT CORP.
                               QUAD LEASING CORP.

                           collectively, the Borrowers

                               UNITED JERSEY BANK
                              CORESTATES BANK, N.A.

                             collectively, the Banks

                               UNITED JERSEY BANK

                                    the Agent


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                                TABLE OF CONTENTS

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
                                                                                                               Page
                                                                                                               ----
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS................................................................................  1
         SECTION 1.1    Certain Defined Terms...................................................................  1
         SECTION 1.2    Accounting Terms........................................................................ 10

ARTICLE II
THE LOANS....................................................................................................... 10
         SECTION 2.1    The Commitments......................................................................... 10
         SECTION 2.2    Making the Loans........................................................................ 10
         SECTION 2.3    The Note................................................................................ 12
         SECTION 2.4    Fees.................................................................................... 12
         SECTION 2.5    Repayment............................................................................... 12
         SECTION 2.6    Interest................................................................................ 13
         SECTION 2.7    Computation of Interest and Fees........................................................ 13
         SECTION 2.8    Payments................................................................................ 13
         SECTION 2.9    Payment on Non-Business Days............................................................ 14
         SECTION 2.10   Reimbursement to the Banks for Cost
                         Increases Imposed by Law............................................................... 14
         SECTION 2.11   Reimbursement to the Banks for Increased Costs Due to Capital
                        Adequacy Requirements................................................................... 15
         SECTION 2.12    Illegality............................................................................. 16
         SECTION 2.13   Interest and Commissions After Default.................................................. 16
         SECTION 2.14   Special Provisions for LIBO Loans....................................................... 17
         SECTION 2.15   Availability of Rate Quotations......................................................... 18
         SECTION 2.16   Prepayment.............................................................................. 19
         SECTION 2.17   Letters of Credit....................................................................... 19
         SECTION 2.18   Letter of Credit Cash Collateral Account................................................ 27

ARTICLE III
CONDITIONS OF LENDING........................................................................................... 27
         SECTION 3.1    Conditions Precedent to the Initial Disbursement........................................ 27
         SECTION 3.2    Conditions Precedent to All Disbursements............................................... 29
         SECTION 3.3    Conditions to Letters of Credit......................................................... 30

ARTICLE IV
REPRESENTATIONS AND WARRANTIES.................................................................................. 31
         SECTION 4.1    Incorporation, Good Standing, and Due Qualification..................................... 31
         SECTION 4.2    Corporate Power and Authority........................................................... 31
         SECTION 4.3    Legally Enforceable Agreement........................................................... 31
         SECTION 4.4    Financial Statements; Accuracy of Information........................................... 31
         SECTION 4.5    Labor Disputes and Acts of God.......................................................... 32
         SECTION 4.6    Other Agreements........................................................................ 32

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         SECTION 4.7    Litigation.............................................................................. 33
         SECTION 4.8    No Defaults on Outstanding Judgments or Orders.......................................... 33
         SECTION 4.9    Ownership and Liens..................................................................... 33
         SECTION 4.10   Subsidiaries and Ownership of Stock..................................................... 33
         SECTION 4.11   ERISA................................................................................... 33
         SECTION 4.12   Operation of Business................................................................... 34
         SECTION 4.13   Taxes................................................................................... 34
         SECTION 4.14   Debt.................................................................................... 34
         SECTION 4.15   Environmental Matters................................................................... 34

ARTICLE V
AFFIRMATIVE COVENANTS........................................................................................... 35
         SECTION 5.1    Maintenance of Existence................................................................ 35
         SECTION 5.2    Maintenance of Records.................................................................. 35
         SECTION 5.3    Maintenance of Properties............................................................... 35
         SECTION 5.4    Conduct of Business; Permits and Approvals; Compliance with Laws........................ 35
         SECTION 5.5    Maintenance of Insurance................................................................ 35
         SECTION 5.6    Payment of Debt; Payment of Taxes, Etc.................................................. 36
         SECTION 5.7    Right of Inspection..................................................................... 36
         SECTION 5.8    Reporting Requirements.................................................................. 36
         SECTION 5.9    Further Assurances...................................................................... 38

ARTICLE VI
NEGATIVE COVENANTS.............................................................................................. 39
         SECTION 6.1    Liens................................................................................... 39
         SECTION 6.2    Debt.................................................................................... 40
         SECTION 6.3    Mergers, Etc............................................................................ 41
         SECTION 6.4    Leases.................................................................................. 41
         SECTION 6.5    Sale and Leaseback...................................................................... 42
         SECTION 6.6    Dividends............................................................................... 42
         SECTION 6.7    Sale of Assets.......................................................................... 42
         SECTION 6.8    Investments............................................................................. 42
         SECTION 6.9    Guaranties, Etc......................................................................... 43
         SECTION 6.10   Transaction With Affiliate.............................................................. 43
         SECTION 6.11   Stock of Subsidiary, Etc................................................................ 43
         SECTION 6.12   Hazardous Materials; Indemnification.................................................... 44

ARTICLE VIIA
FINANCIAL COVENANTS OF CONSOLIDATED GROUP....................................................................... 44
         SECTION 7A.1   Minimum Tangible Net Worth.............................................................. 44
         SECTION 7A.2   Capital Expenditures.................................................................... 44
         SECTION 7A.3   Leverage Ratio.......................................................................... 45
         SECTION 7A.4   Cash Flow Ratio......................................................................... 45
         SECTION 7A.5   Current Ratio........................................................................... 45
         SECTION 7A.6   Intercompany Transfers.................................................................. 45

ARTICLE VIIB
FINANCIAL COVENANTS OF BORROWER GROUP........................................................................... 45
         SECTION 7B.1   Minimum Tangible Net Worth.............................................................. 45
         SECTION 7B.2   Minimum Working Capital................................................................. 45

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         SECTION 7B.3   Cash Flow Ratio......................................................................... 46

ARTICLE VIII
EVENT OF DEFAULT................................................................................................ 46
         SECTION 8.1    Events of Default....................................................................... 46

ARTICLE IX
AGENCY PROVISIONS............................................................................................... 48
         SECTION 9.1    Authorization and Action................................................................ 48
         SECTION 9.2    Liability of Agent...................................................................... 48
         SECTION 9.3    Rights of Agent as a Bank............................................................... 49
         SECTION 9.4    Independent Credit Decisions............................................................ 49
         SECTION 9.5    Indemnification......................................................................... 50
         SECTION 9.7    Sharing of Payments, Etc................................................................ 50

ARTICLE X
MISCELLANEOUS................................................................................................... 51
         SECTION 10.1   Amendments, Etc......................................................................... 51
         SECTION 10.2   Notices, Etc............................................................................ 51
         SECTION 10.3   No Waiver; Remedies..................................................................... 52
         SECTION 10.4   Successors and Assigns.................................................................. 52
         SECTION 10.5   Fees, Costs, Expenses, and Taxes........................................................ 53
         SECTION 10.6   Right of Setoff......................................................................... 53
         SECTION 10.7   Governing Law........................................................................... 53
         SECTION 10.8   Severability of Provisions.............................................................. 53
         SECTION 10.9   Survival of Agreement .................................................................. 54
         SECTION 10.10  Counterparts............................................................................ 54
         SECTION 10.11  Headings................................................................................ 54
         SECTION 10.12  JURISDICTION AND VENUE.................................................................. 54
         SECTION 10.13  WAIVER OF JURY TRIAL.................................................................... 54
         SECTION 10.14  Appointment of Quad as Agent for Borrowers.............................................. 54
         SECTION 10.15  Borrowers' Obligations.................................................................. 54

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


     LOAN AGREEMENT, dated December 4, 1995, among QUAD SYSTEMS CORPORATION, a Delaware corporation ("Quad"), HITECH FINANCE COMPANY, a Delaware corporation ("HiTech"), TRIMARK INVESTMENT CORP., a Delaware corporation ("TriMark"), and QUAD LEASING CORP., a Delaware corporation ("Leasing"; Quad, HiTech, TriMark and Leasing shall be referred to herein individually as a "Borrower" and collectively as the "Borrowers"), UNITED JERSEY BANK, a banking corporation of the State of New Jersey ("UJB"), CORESTATES BANK, N.A., a national banking association ("CoreStates"; UJB and CoreStates shall be referred to herein individually as a "Bank and collectively as the "Banks") and UJB, as agent for the Banks (UJB, in its capacity as agent for the Banks, shall be referred to herein as the "Agent").


                                   BACKGROUND

     Quad and UJB were parties to a Loan Agreement dated as of February 23, 1994 (the "Original Credit Agreement"). Quad has requested that the Original Credit Agreement be replaced and terminated in its entirety, that all security granted by Quad with respect thereto or any other loan from the Banks to Quad be released and that the Banks provide to the Borrowers an unsecured revolving credit facility in the amount of Eight Million Dollars ($8,000,000.00) (the "Revolving Credit"). The Banks have agreed to release such security, terminate and replace the Original Credit Agreement and provide such Revolving Credit on the terms and conditions herein contained. The purpose of the Revolving Credit is to finance working capital, provide letters of credit and for general corporate purposes. Quad, the Banks and CoreStates, as agent for the Banks, are parties to a Term Loan Agreement dated as of January 24, 1995 (as amended by an Amendment to Term Loan Agreement dated as of the date hereof and from time to time hereafter, the "Term Loan Agreement") pursuant to which each Bank made available to Quad a $1,750,000.00 term loan (the "Term Loans"). Quad is obligated to repay the Term Loans under and in accordance with the Term Loan Agreement.


                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS




     2.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Adjusted LIBO Rate" means the LIBO Rate plus 1.4%.

     "Affiliate" of a Person (identified in this definition as "Z") means any other Person, except for any Subsidiary of Z, directly or indirectly controlling or controlled by or under direct or indirect common control with Z. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have the meanings correlative to the foregoing.

     "Agent" has the meaning given to such term in the introductory paragraph hereof.

     "Agent's Fee" has the meaning given to such term in Section 2.4 hereof.

     "Agreement" means this Loan Agreement, as such document may be modified, supplemented or amended from time to time.

     "Bank" and "Banks" have the meanings given to such terms in the introductory paragraph hereof.

     "Base Rate" means for each day, the base rate in effect on that date, as set by the Agent from time to time for purposes of establishing interest rates on various categories of loans which the Agent determines are to be tied to such base rate. The Base Rate is not necessarily the lowest rate of interest which the Agent charges any of its customers.

     "Base Rate Loan" means a Loan to which the Base Rate applies.

     "Borrower" and "Borrowers" have the meanings given to such terms in the introductory paragraph hereof.

     "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks in Camden County, New Jersey are authorized or required to close under the laws of the State of New Jersey or federal law.

     "Capital Asset" means any property or asset (real, personal or mixed, tangible or intangible) which is of a kind subject to an allowance for depreciation or amortization under GAAP.

     "Capital Expenditures" means any expenditures made or cost incurred by the Borrowers whether paid or due and owing, for the acquisition, purchase, alteration or improvement of any Capital Asset and shall include, without limitation, all capital expenditures within the meaning of Section 263 of the Code and the regulations promulgated thereunder.

     "Capital Leases" means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.


5
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     "Closing Date" means the date on which all of the conditions precedent contained in Section 3.1 are satisfied or waived.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Commitment" has the meaning given to such term in Section 2.1 hereof.

     "Commitment Fee" has the meaning given to such term in Section 2.4 hereof.

     "Commitment Termination Date" means the earlier of (A) February 28, 1998 or
(B) the date on which the Banks' obligation to make Loans and extend Letters of Credit hereunder is terminated in whole pursuant to the terms of this Agreement.

     "Consolidated" refers to the consolidation of the accounts of Quad and its Domestic and Foreign Subsidiaries in accordance with GAAP, including principles of consolidation.

     "Consolidating" refers to the separate entity reporting and consolidation of the accounts of Quad and its Domestic and Foreign Subsidiaries in accordance with GAAP.

     "Current Assets" means those assets that are reasonably expected to be realized in cash in the ordinary course of business within twelve months excluding any and all receivables due from Foreign Subsidiaries.

     "Current Liabilities" means those obligations included in Total Liabilities which are due or will become due within the following twelve months.

     "Debt" means (A) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations);
(B) obligations as lessee under Capital Leases; (C) current liabilities in respect of unfunded vested benefits under any Plan; (D) obligations under letters of credit issued for the account of any Person; (E) all obligations arising under acceptance facilities; (F) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (G) obligations secured by any Lien on property owned by any Person, whether or not the obligations have been assumed.

     "Default" means and refers to any event, act or occurrence, which with the passing of time or the giving of notice or both, would constitute an Event of Default.

     "Default Rate" with respect to each Loan, means the higher of (A) 2 1/2% plus the per annum Interest Rate in effect immediately prior to an Event of Default, or (B) the Base Rate plus 2 1/2%.

     "Documentary Letter of Credit" means a documentary Letter of Credit issued by the Agent at the request of the Borrowers pursuant to Section 2.17 for the sole purpose of securing the Borrowers' payment obligation owed for the purchase of Inventory.

     "Dollars" and "$" mean lawful money of the United States of America.

     "Domestic Subsidiaries" means all Subsidiaries of Quad, all Subsidiaries of Quad's Subsidiaries, and all Subsidiaries of the Subsidiaries of Quad Subsidiaries organized and existing under the laws of a state of the United States of America.

     "Effective Date" means the date the Borrowers designate as the date on which a LIBO Interest Period is to commence pursuant to Sections 2.2 or 2.6 hereof.

     "Environmental Law" means any presently existing or hereafter enacted or decided federal, state or local statutory or common laws relating to pollution or protection of the environment, including without limitation, any common law nuisance or trespass, and any law or regulation relating to emissions, discharges, releases or threatened release of pollutants, contaminants or chemicals or industrial, toxic or hazardous substances or wastes into the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemicals, or industrial, toxic or hazardous substances or wastes.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) which together with any Borrower would be treated as a single employer under ss.4001 of ERISA.

     "Eurocurrency Reserve Requirement" means, for any LIBO Loan for any LIBO Interest Period relating thereto, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such LIBO Interest Period under Regulation D by a member bank of the Federal Reserve System against "Eurocurrency liabilities" (as such term is used in Regulation D) but without benefit of or credit for proration, exemptions, or offsets that might otherwise be available to such member bank from time to time under Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained by such member bank against any category of liabilities which includes deposits by reference to which the LIBO Interest Rate for LIBO Loans is to be determined or any category of extension of credit or other assets that include LIBO Loans.


7
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     "Event of Default" has the meaning given to such term in Section 8.1.

     "Facility Fee" has the meaning given to such term in Section 2.4.

     "Fees" means all payments except for interest and principal which the Borrowers are required to make to the Banks or the Agent hereunder and shall include, without limitation, amounts owing in connection with any prepayment under any LIBO Loan, the Facility Fee, the Agent's Fee, the Commitment Fee, any fees payable pursuant to Section 2.17 and any amounts payable pursuant to
Section 10.5.

     "Foreign Subsidiaries" means Quad Foreign Sales Corporation, Quad Systems Holding Limited, SM Tech Limited and Quad Europe Limited and any other Subsidiaries of Quad, Subsidiaries of Quad's Subsidiaries and Subsidiaries of the Subsidiaries of Quad's Subsidiaries organized under the laws of any country or subdivision thereof other than the laws of the United States of America or any state thereof.

     "GAAP" means generally accepted accounting principles, consistently applied.

     "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to all governmental bodies having jurisdiction over the Borrowers or any of their respective assets.

     "Hazardous Materials" means any contaminants, hazardous substances, regulated substances, hazardous materials or hazardous wastes which may be the subject of liability or regulation pursuant to any Environmental Law.

     "Indemnified Parties" has the meaning given to such term in Section 6.12.

     "Interest Period" means any period during which the Interest Rate is the Base Rate, or any LIBO Interest Period, as appropriate.

     "Interest Rate" means the Base Rate, the Adjusted LIBO Rate or the Default Rate, as appropriate.

     "Inventory" means goods held by a Person who holds them for sale or lease or to be furnished under contracts of service or if he has so furnished them, or raw materials, work in process or materials used or consumed in a business.

     "Letter of Credit" means a Documentary Letter of Credit or a Stand-by Letter of Credit, including without limitation, any Prior Letters of Credit.

     "Letter of Credit Cash Collateral Account" has the meaning given to such term in Section 2.18.

     "Letter of Credit Commitment" has the meaning given to such term in Section 2.17.

     "Letter of Credit Liability" means, at any date of determination, the sum of (A) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus
(B) the aggregate amount of all drawings under Letters of Credit which have not theretofore been reimbursed by the Borrowers. For purposes hereof, Letters of Credit on which a draw has not been received shall be deemed outstanding for a period of 15 Business Days after the expiration date thereof.

     (A) Total Liabilities to (B) Tangible Net Worth.

     "LIBO Interest Period" means for each LIBO Loan a period of time, beginning on an Effective Date, of one, two, three or six months in length (as such periods are commonly used), selected by a Borrower by telephone or in writing (and if by telephone, confirmed by such Borrower promptly thereafter in writing), during which the Interest Rate is the Adjusted LIBO Rate. If a LIBO Interest Period would otherwise end on a day that is not a Business Day, such LIBO Interest Period shall be extended to the next Business Day, unless such Business Day would fall in the next calendar month, in which event such LIBO Interest Period shall end on the immediately preceding Business Day.

     "LIBO Loan" means any Loan to which the Adjusted LIBO Rate is applicable having the same LIBO Interest Period.

     "LIBO Rate" means, for each LIBO Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) determined by the Agent according to the following formula:

                           R =   X
                                ---
                                1-Y

                     where R = LIBO Rate
                           X = London Interbank Offered Rate for such
                               LIBO Loan for the applicable LIBO
                               Interest Period
                           Y = Eurocurrency Reserve Requirement for such
                               LIBO Loan for the applicable LIBO
                               Interest Period

     "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind of nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the recording of any mortgage or deed of trust or the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing).

     "Loan" means each advance under the Revolving Credit and shall refer to each Base Rate Loan and each LIBO Loan.

     "Loan Documents" means this Agreement and the Notes.

     "London Business Day" means any Business Day on which commercial banks are open for international business (including dealing in Dollar deposits) in London, England, Camden, New Jersey and New York, New York.

     "London Interbank Offered Rate" applicable to any elected LIBO Interest Period for a LIBO Loan means the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) quoted at approximately 11:00 a.m. London time, by the principal London branch of the Agent two London Business Days prior to the first day of such LIBO Interest Period for the offering to leading banks in the London interbank market of Dollar deposits in immediately available funds for a period, and in an amount, comparable to the LIBO Interest Period and principal amount of the LIBO Loan which shall be outstanding during such LIBO Interest Period.

     "Majority Banks" means, at any time, the Banks holding at least 100% of the then aggregate unpaid principal amount of the Notes held by the Banks.

     "Margin Stock" has the same meaning that Regulation U of the Board of Governors of the Federal Reserve System gives to that term.

     "Material Adverse Effect" means a material adverse effect on the assets, properties, financial condition, operations, or business of the Borrowers taken as a whole, or on the ability of the Borrowers taken as a whole to comply with their obligations under any of the Loan Documents.

     "Multiemployer Plan" has the meaning given to such term in ss.4001(a)(3) of ERISA.

     "Non-Borrower Subsidiary" means any Domestic or Foreign Subsidiary not a Borrower hereunder.

     "Notes" has the meaning given to such term in Section 2.3 hereof.

     "Operating Account" has the meaning given to such term in Section 2.2 hereof.

     "Original Credit Agreement" has the meaning given to such term in the Background section hereof.

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Person" means any individual, corporation, partnership, joint venture, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof, or other entity of whatever nature.

     "Plan" means any plan established, maintained or to which contributions have been made by a Borrower or any ERISA Affiliate.

     "Prior Letters of Credit" means Letters of Credit outstanding on the date hereof issued by the Agent and listed on Exhibit 1.1 attached hereto and made a part hereof.

     "Pro Rata Shares" of a Bank means a fraction, the numerator of which is such Bank's Commitment and the denominator of which is the aggregate Commitment of all of the Banks.

     "Prohibited Transaction" has the meaning given to such term in ss.406 of ERISA, ss.4975(c) of the Code and any Treasury regulations issued thereunder.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.


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

     "Reimbursement Date" has the meaning given to such term in Section 2.17 hereof.

     "Reportable Event" has the meaning given to such term in ss.4043(b) of ERISA.

     "Revolving Credit" has the meaning given to such term in the Background section hereof.

     "Stand-by Letter of Credit" means a stand-by Letter of Credit issued by the Agent at the request of the Borrowers pursuant to Section 2.17.

     "Subsidiary" of a Person means any corporation or other entity, more than 50% of the voting capital stock or other ownership interests of which is owned, directly or indirectly, by such Person.

     "Tangible Net Worth" means (a) the aggregate amount of all assets as may be properly classified as such, other than (i) all assets which are properly classified as intangible assets including, without limiting the generality of the foregoing, franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, goodwill, experimental or organizational expense and other like intangibles, including the excess paid for assets acquired over their respective book values on the books of the corporation from which acquired, and (ii) all loans to shareholders, officers and employees, less
(b) Total Liabilities, all determined in accordance with GAAP, consistently applied.

     "Term Loan Agreement" has the meaning given to such term in the Background section hereof.

     "Term Loans" has the meaning given to such term in the Background section hereof.

     "Total Liabilities" means the sum of (A) all liabilities that would, in accordance with GAAP, be classified as liabilities plus (B) all obligations with respect to contingent liabilities not otherwise classified as liabilities pursuant to (A), above.

     "Total Outstanding Credit" has the meaning given to such term in Section
2.1 hereof.

     "UCC" means the New Jersey Uniform Commercial Code as in effect from time to time.

     "Working Capital" means the excess of Current Assets over Current Liabilities.

     2.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed, and all financial data submitted pursuant to this Agreement shall be prepared, in accordance with GAAP.


12
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                                   ARTICLE II

                                    THE LOANS

     2.3 The Commitments. Subject to the terms and conditions hereinafter provided, each Bank, for itself only, agrees to lend to the Borrowers, from time to time during the period from the date hereof to and including the Commitment Termination Date, such sums as the Borrowers may request provided that the aggregate outstanding principal amount thereof at any time shall not exceed the amount set forth opposite such Bank's name as follows (such respective amounts being the "Commitment" of each Bank):

                              Amount        Percentage
                              ------        ----------

         UJB               $4,000,000.00        50%
         CoreStates        $4,000,000.00        50%
                           -------------       ----
                           $8,000,000.00       100%

Each Loan shall be from and of the Banks ratability according to their respective Commitments. Each Base Rate Loan shall be in an aggregate amount of at least $150,000.00; each LIBO Loan shall be in an aggregate amount of at least $250,000.00, provided that, at all times while such LIBO Loan is outstanding there must also be outstanding a LIBO Loan in the principal amount of at least $1,000,000.00. The Borrowers may borrow, repay and reborrow under this Section
2.1 until the Commitment Termination Date subject to the terms and conditions of this Agreement; provided that the sum of (i) the total outstanding principal under the Revolving Credit plus (ii) the aggregate face amount of all Letters of Credit outstanding, plus (iii) the unreimbursed amount of any draws under Letters of Credit previously outstanding (such sum is hereinafter referred to as the "Total Outstanding Credit") shall not at any time exceed Eight Million Dollars ($8,000,000.00). If the Total Outstanding Credit at any time exceeds Eight Million Dollars ($8,000,000.00), the Borrowers shall repay no later than 24 hours after notice from the Agent, the amount of the excess. The Borrowers shall use the Loans for the purposes set forth in the Background Section hereof.

     2.4 Making the Loans. The Borrowers shall notify the Agent by telephone no later than 11:00 A.M. the day of the requested borrowing of each proposed Base Rate Loan, specifying the date and amount of the proposed Base Rate Loan. The Agent in turn shall promptly notify each other Bank of the proposed Base Rate Loan. The Borrowers shall notify the Agent by telephone no later than 11:00 A.M. at least three London Business Days in advance of each proposed LIBO Loan, specifying the date and the amount of the proposed LIBO Loan and the length of the proposed LIBO Interest Period, and the Agent shall in turn notify each other Bank of the proposed LIBO Loan by 11:00 A.M. on the second London Business Day preceding the proposed LIBO Loan. Such telephonic notice shall be made by an authorized officer of the Borrowers listed on Exhibit 2.2 hereto or in a written notice from the Borrowers submitted in accordance with Section 10.2. The Borrowers will confirm any telephonic notice of a proposed Loan the same day by facsimile copy. Each such notice (whether or not actually confirmed by facsimile copy) shall constitute a representation by the Borrowers that, at the time thereof and giving effect to the Loan requested thereby: (1) no Event of Default or Default has occurred hereunder; (2) the representations and warranties contained in this Agreement are reaffirmed and are correct as of the date of such notice; (3) the Total Outstanding Credit plus the requested Loan will not exceed $8,000,000.00; and
(4) the conditions precedent for such Loan as set forth in Section 3.2 hereof have all been satisfied. Upon notice from the Agent of the proposed Loan, each Bank shall wire transfer to the Agent, at the Agent's office at 210 Main Street, Hackensack, New Jersey 07602, in immediately available funds, which funds shall be in Dollars, prior to 2:00 P.M. on the date of the proposed Loan, an amount equal to such Bank's Pro Rata Share of such Loan. Upon receipt of such funds by the Agent and upon the Agent's determination that the applicable conditions set forth in Article III hereof have been fulfilled, the Agent will make such funds available to the Borrowers by depositing the amount thereof into an operating account which the Borrowers shall maintain with the Agent while the Loans are outstanding (the "Operating Account"). The Borrowers agree to hold the Agent harmless from any liability for any loss resulting from the Agent's reliance on any writing, facsimile copy or telephonic notice purportedly made by an authorized officer of the Borrowers, provided that the Agent has acted in good faith in doing so. The Agent may assume that telephonic notice of a request for a Loan is from an authorized officer of the Borrowers, absent manifest error. The Agent shall have no obligation to make funds available to the Borrowers in excess of amounts received by it from the Banks, provided that if one or more Banks fail to make available to the Agent such Bank's Pro Rata Share of a Loan and the Agent elects to advance the full amount of the Loan requested by the Borrowers, the Borrowers shall be obligated to repay to the Agent for the Agent's account the amount, with interest, so advanced by the Agent and not advanced by the Bank(s) in amounts and at the times the Borrowers otherwise would be obligated to repay such Loan. Unless the Agent receives notice from a Bank prior to the date such Bank's Pro Rata Share of any Loan is to be made that such Bank does not intend to make its Pro Rata Share of such Loan available to the Agent, the Agent may (but shall not be obligated to) assume that such Bank has made such proceeds available to the Agent on such date, and the Agent, in reliance upon such assumption, may (but shall not be obligated to) make available to the Borrowers a

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

corresponding amount. If such corresponding amount is not, in fact, made available to the Agent by such Bank on the date the Loan is made, the Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount immediately upon demand, from the Borrower) together with interest thereon at a rate per annum equal to the Interest Rate applicable to the Loan for each day during the period between the date that the Agent advances the Loan and the date on which the Bank makes its Pro Rata Share of the Loan available to the Agent.

         2.5 The Note. The obligation of the Borrowers to repay the Loans shall be evidenced by promissory notes of the Borrower (the "Notes"), dated the date of this Agreement, each payable to the order of a Bank in the principal amount equal to such Bank's Commitment and otherwise substantially in the form of
Exhibit 2.3 attached hereto.

         2.6 Fees. (A) The Borrowers shall pay to the Agent for the benefit of each Bank a facility fee (the "Facility Fee") computed at the rate of 1/4% per year on the average daily unused portion of such Bank's Commitment from the date hereof to and including the Commitment Termination Date and payable (1) quarterly in arrears on the 30th day of April, July, October and January in each year during the term of the Revolving Credit, commencing January 30, 1996, and
(2) on the Commitment Termination Date. Each installment of the Facility Fee shall be deemed fully earned and non-refundable when due.

                  (A) The Borrowers shall pay to the Agent for the Agent's account and not for the account of any Bank an annual fee (the "Agent's Fee") of Five Thousand Dollars ($5,000.00). Such fee shall be due and payable on the Closing Date and on each anniversary thereof and shall be deemed fully earned and non-refundable when due.

                  (B) The Borrowers shall pay to each Bank a commitment fee (the "Commitment Fee") at the rate of .25% of such Bank's maximum Commitment, (1)
 .125% of which was due prior to the date hereof, receipt of which is hereby acknowledged and (2) .125% of which is due and payable on the date of execution of this Agreement. The Commitment Fee shall be deemed fully earned and non-refundable when due.

         2.7 Repayment. On the Commitment Termination Date, the Borrowers shall repay in full (A) the aggregate principal amount of all Loans, and (B) all other amounts then outstanding under any Loan Document.

         2.8 Interest. (A) Base Rate Loans. The Borrowers shall pay to the Agent for the account of each Bank interest in arrears on the unpaid principal amount of each Base Rate Loan, from the date on which such Base Rate Loan is disbursed until such principal amount has been repaid in full, or converted to a

LIBO Loan, as the case may be, (1) monthly on the first day of each month commencing with the first day of the first month after this Agreement is executed, and (2) on the Commitment Termination Date, at an annual rate equal to the Base Rate. The Base Rate shall change simultaneously each time the Agent changes its base rate as announced from time to time.

          (A) Conversions to LIBO Loans. Subject to subsection (D) hereof, by notifying the Agent at least three London Business Days prior to an Effective Date, the Borrowers may convert into a LIBO Loan any Base Rate Loans in an aggregate principal amount of at least $250,000.00, provided that at all times while such LIBO Loan is outstanding, there must also be outstanding a LIBO Loan in the principal amount of at least $1,000,000.00. At the end of the applicable LIBO Interest Period, each LIBO Loan will convert back to a Base Rate Loan unless the Borrowers notify the Agent at least one Business Day before the end of the existing LIBO Interest Period that the Borrowers are electing to continue the Loan as a LIBO Loan and are selecting a new LIBO Interest Period.

          (B) LIBO Loans. The Borrowers shall pay to the Agent for the account of each Bank interest in arrears on the unpaid principal amount of each LIBO Loan on the last day of the applicable LIBO Interest Period.

          (C) Limitation on LIBO Loans. The Borrowers shall not have more than 5 LIBO Loans outstanding at any one time. The Adjusted LIBO Rate shall not be available as an Interest Rate hereunder unless at the time a LIBO Loan is requested or after the making of a requested LIBO Loan there is at least one outstanding LIBO Loan in the principal amount of $1,000,000.00.

     2.9 Computation of Interest and Fees. All interest on the Loans, the Facility Fee and other sums payable hereunder shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

     2.10 Payments. (A) The Borrowers hereby authorize the Agent to charge directly any account, maintained by the Borrowers for any payments of principal of the Loans, interest and any other amounts owing under any Loan Document, as and when due. The Agent agrees to notify the Borrowers after any such charge, provided however that, the failure of the Agent to so notify the Borrowers shall not relieve the Borrowers' obligation to make any and all payments due hereunder as and when such payments are due. In the event that the Borrowers maintain insufficient funds in such account(s) to meet the Borrowers' obligations hereunder when due, the Borrowers will make all payments of principal of the Loans, all payments of interest on the Loans and any other amounts owing under this Agreement and/or under any of the Loan Documents to the Agent, for the account of the Agent and/or the Banks as appropriate not later than 1:00 P.M. on the applicable due date, in immediately available funds and in Dollars.

          (A) Prior to an Event of Default and the acceleration of the Loans as set forth in Section 8.1 hereof, and provided that the Borrowers have paid all amounts which come due on or prior to such applicable due date, the Agent will, by wire transfer (or other means mutually acceptable to the Agent and the Banks), immediately distribute to each Bank in immediately available funds such Bank's Pro Rata Share of the amounts in which such Bank has an interest, so received by the Agent.

          (B) After the occurrence of an Event of Default and the acceleration of the Loans as set forth in Section 8.1 hereof, or if the Borrowers shall have failed to pay all amounts which have come due on or prior to such applicable due date, the Agent shall apply all payments and collections received by it as follows: first, to all of the Agent's costs and expenses incurred in connection with the collection of such payments (including, without limitation, reasonable attorneys' fees and expenses) then due and outstanding; second, to interest on and principal of any amounts funded by the Agent in excess of its Pro Rata Share as contemplated by Section 2.2 hereof; third, to the accrued and unpaid Fees (other than attorneys' fees and expenses already paid pursuant to "first" above); fourth, to all other amounts (other than principal or interest) which shall have come due hereunder and/or under any of the Loan Documents; fifth, to accrued and unpaid interest on the outstanding Loans or any Fees; sixth, to the principal amount of the outstanding Loans; and seventh, to the Letter of Credit Cash Collateral Account.

     2.11 Payment on Non-Business Days. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and, except as otherwise specifically provided herein, such extension of time shall in such case be included in the computation of payment of interest hereunder or under the Notes or the Fees, as the case may be.

     2.12 Reimbursement to the Banks for Cost Increases Imposed by Law. If any change in existing law or regulation, any new law, change in regulatory interpretation or any other factor having the force of law applicable to banks in general shall impose or change any tax (other than taxes on income in general), reserve, insurance, special deposit or similar requirements or charges with respect to funds obtained by any Bank to make or maintain any Loan during any Interest Period, and the result is to increase the cost to such Bank of obtaining or maintaining such funds or to reduce the return to such Bank on the Loan to which such Interest Period applies, then such Bank shall so notify the Agent and the Borrowers in writing, certifying the amount of and reasons for such increased costs or reduced return, and the Borrowers shall promptly pay to such Bank an amount sufficient to compensate such Bank in full for such increased costs or such reduced return.

     2.13 Reimbursement to the Banks for Increased Costs Due to Capital Adequacy Requirements. If any law or regulation or the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, or compliance by any Bank with any request or directive (whether or not having the force of law) of any such authority, applicable from time to time now or after the date hereof to banks in general, shall (A) impose, modify, deem applicable or result in the application of any capital maintenance, capital ratio or similar requirements against loan commitments or other facilities made by any Bank and the result thereof shall be to impose upon any Bank a fee or a requirement to increase any capital requirement applicable as a result of the making or maintenance of the Revolving Credit (which imposition of or increase in capital requirements may be determined by any Bank's reasonable allocation of the aggregate of such capital impositions or increases), or (B) subject any Bank to any tax, duty or other charge with respect to the Loans, the Note which it holds, or its obligation to advance the Revolving Credit, or change the basis of taxation of payments to any Bank of the principal of or interest on the Loans or any other amounts due under this Agreement in respect of the Loans or its obligation to advance the Revolving Credit (except for changes in the rate of tax on the overall net income of such Bank imposed by any jurisdiction in which such Bank is obligated to pay taxes), then, upon demand by the Agent, the Borrowers shall promptly pay to such Bank from time to time as specified by such Bank, such additional amounts or fees which shall be sufficient to compensate such Bank for such impositions of or increases in capital requirements or taxes from the date of such change, together with interest on each such amount from the date demanded until payment in full thereof at the Default Rate with respect to amounts or fees not paid when due. Upon the occurrence of any event referred to above, a certificate setting forth in reasonable detail the amounts necessary to compensate such Bank as a result of an imposition of or increase in capital requirements or taxes submitted by such Bank to the Borrower shall be conclusive, absent manifest error or bad faith, as to the amount thereof. For purposes of the application of this Section 2.11, and in calculating the amount necessary to compensate such Bank for any imposition of or increase in capital requirements or taxes hereunder, such Bank shall determine the applicability of this provision and calculate the amount payable to it hereunder in a manner consistent with the manner in which it shall apply and calculate similar compensation payable to it by other borrowers having provisions in their credit agreements comparable to this Section 2.11. If any of the events which entitle such Bank to demand additional payments, under this
Section 2.11 occur during the term of the Loans and such Bank demands that the Borrower make such additional payments, the Borrowers shall be entitled to repay the Loans in full without being obligated to pay (1) any prepayment compensation otherwise required under Section 2.14(D) excluding costs or expenses actually incurred as a result of such prepayment and (2) any additional payments required to compensate such Bank for any imposition of or increase in capital requirements or taxes under this Section 2.11 or any default rate of interest with respect thereto, provided however that (a) such prepayment and termination occurs within ninety (90) days of the Borrowers' receipt of such Bank's demand for payment and after three (3) days notice of prepayment to the Agent, (b) the Borrowers shall not be entitled to prepay the Loans in part, and (c) the Borrowers shall pay simultaneously with such prepayment and termination any other sums which the Borrowers shall be obligated to pay in the event of prepayment, including without limitation accrued interest, fees, costs, charges and indemnifications.

     2.14 Illegality. Notwithstanding any other provision in this Agreement, if the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its lending office) with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for the Bank (or its lending office) to maintain its Commitment, then upon notice to the Borrower by the Bank, the Commitment of such Bank shall terminate.

     2.15 Interest and Commissions After Default. After the occurrence of any Event of Default, (i) the Interest Rate then in effect on each outstanding Loan shall be immediately converted to the Default Rate, and (ii) any Loans made or other money advanced hereunder after the occurrence of an Event of Default (unless and until cured or waived in writing by the Bank) shall earn interest at a per annum rate equal to the Base Rate plus 2 1/2%. Notwithstanding the foregoing, the Banks shall have no obligation to make any Loans after the occurrence of any Event of Default.

     2.16 Special Provisions for LIBO Loans.

     (A) Unavailability of Funds and Indeterminate Interest Rates. If on or before the date the Banks are to make any LIBO Loan or on or before any Effective Date (1) the Agent determines in good faith that it is unable to obtain funds at the LIBO Rate for the elected Interest Period for any reason, including, but not limited to the unavailability of funds at such rate, any change in existing law, any new law, the length of such Interest Period, or otherwise or (2) the Agent determines in good faith that no adequate means exists to determine the LIBO Rate for such Interest Period, then the Agent shall so notify the Borrowers on or before the Effective Date and the Borrowers shall have one Business Day after notice to withdraw their request for a Loan, and if the Borrowers fail to so withdraw their request, then, at the Agent's option, the Borrowers shall be deemed to have requested a Loan at the Base Rate or shall be required to elect an Interest Period of a length for which the Agent may obtain funds at the rate the adjustment of which determines the LIBO Rate.

     (B) Changes Affecting Ability to Maintain Funds. If, during any Interest Period, any change in existing law, any new law, or any other factor beyond the control of any Bank prevents such Bank in its good faith determination from maintaining funds at the rate the adjustment of which determines the LIBO Rate for such Interest Period and requires such Bank to cease so maintaining funds actually so maintained prior to termination of such Interest Period, then on the date of such required cessation, the Borrowers shall be required to specify a different Interest Rate for such Interest Period or, in the alternative, to elect an Interest Period of a length for which all Banks may maintain funds at the rate the adjustment of which determines the LIBO Rate. In addition, within five days after the Agent notifies the Borrowers of such required conversion, the Borrowers shall reimburse each Bank (to the extent not otherwise reimbursed pursuant to Section 2.10 hereof) for any loss or expense such Bank has certified in writing to the Borrowers and the Agent that such Bank has incurred as a result of any such required cessation.

     (C) Ineligible Interest Periods. If, on any date the Banks are to make a LIBO Loan or on any Effective Date, the period of time from such date or such Effective Date to the Commitment Termination Date or final repayment date is less than an Interest Period which the Borrowers could otherwise elect, the Borrowers will elect a LIBO Loan whose Interest Period will end on or before the Commitment Termination Date or the final repayment date, as necessary. If an appropriate Interest Period is not available, then the Loan shall be made at the Adjusted Base Rate.

     (D) Certain Compensation. In the event that the Borrowers prepay any LIBO Loan prior to the expiration of its Interest Period, whether voluntarily or as required hereunder, the Borrowers shall pay to the Agent for the account of each Bank, upon the request of such Bank through the Agent, such amount or amounts as shall be sufficient (In the reasonable opinion of such Bank) to compensate it for any loss, cost or expense which such Bank determines is attributable to:

          (i) any payment, prepayment, conversion or renewal of a LIBO Loan made by such Bank on a date other than the last day of an Interest Period for such Loan (whether by reason of acceleration or otherwise); or

          (ii) any failure by the Borrowers to borrow, convert into or renew a LIBO Loan to be made, converted into or renewed by such Bank on the date specified therefor pursuant to a Borrower's prior election.

     Without limiting the foregoing, such compensation shall include an amount equal to the excess, if any, of: (i) the amount of interest which otherwise would have accrued on the principal amount so paid, prepaid, converted or renewed or not borrowed, converted or renewed for the period from and including the date of such payment, prepayment, conversion or renewal, or failure to borrow, convert or renew to but excluding the last day of the then current Interest Period for such LIBO Loan (or, in the case of a failure to borrow, convert or renew, to but excluding the last day of the Interest Period for such LIBO Loan which would have commenced on the date specified therefor in the relevant notice) at the applicable rate of interest for such LIBO Loan provided for herein; over (ii) the amount of interest (as reasonably determined by such Bank) such Bank would have bid in the London interbank market for Dollar deposits for amounts comparable to such principal amount and maturities comparable to such Interest Period. A determination of any Bank as to the amounts payable pursuant to this Section 2.14(D) shall be conclusive absent manifest error.

     (E) Discretion of Banks as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Bank may fund or maintain its funding of all or any part of the Loans in any legal manner it chooses.

     2.17 Availability of Rate Quotations. Notwithstanding anything herein to the contrary, if the Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition used to calculate the LIBO Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest on a LIBO Loan as provided in this Agreement, then the Agent shall forthwith given notice thereof to the Banks and the Borrowers, whereupon until the Agent notifies the Banks and the Borrowers that the circumstances giving rise to such suspension no longer exist, (A) the obligation of the Banks to make LIBO Loans shall be suspended; and (B) the Borrowers shall repay in full the then outstanding principal amount of each LIBO Loan, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Loan by remitting sufficient funds to the Agent or by conversion to a Base Rate Loan.

     2.18 Prepayment. (A) The Borrowers may prepay the Base Rate Loans in whole or in part at any time and from time to time.

     (A) Provided that the Borrowers have not given the Agent written instructions to the contrary, the Banks and the Agent shall apply any voluntary principal prepayment first, to repayment of the Base Rate Loans then outstanding, second, to repayment of any LIBO Loans in such a manner as to minimize the Borrower's obligation to pay prepayment compensation under Section 2.14(D).

     2.19 Letters of Credit.

     (A) Letters of Credit. In addition to the Borrowers requesting that the Banks make Loans pursuant to Section 2.2, the Borrowers may request, in accordance with the provisions of this Section 2.17, that on and after the date on which all of the conditions set forth in Section 3.1 are satisfied to and excluding the Commitment Termination Date, the Agent issue and the Agent shall issue, subject to the terms and conditions hereof, Letters of Credit for the account of a Borrower or any Borrowers in an aggregate amount up to the Letter of Credit Commitment; provided, that (1) in no event shall any Letter of Credit have an expiration date later than the Commitment Termination Date, (2) in no event shall any Letter of Credit have an expiration date later than one year after its issue date, and (3) the Borrowers shall not request any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Liability would exceed the lesser of (a) $8,000,000.00 minus the amount of the Loans then outstanding, or (b) $1,000,000.00 (the "Letter of Credit Commitment"). The issuance of any Letter of Credit in accordance with the provisions of this
Section 2.17 shall require the satisfaction of each condition set forth in Sections 3.1, 3.2 and 3.3. Immediately upon the issuance of each Letter of Credit, and upon execution hereof with respect to each Prior Letter of Credit, each Bank shall be deemed to have, and hereby agrees to have irrevocably purchased from the Agent a participation in such Letter of Credit and all drawings thereunder in an amount equal to the amount of such Letter of Credit multiplied by such Bank's Pro Rata Share.

     (B) Evergreen Letters of Credit. Notwithstanding the provisions of Section 2.17(A), the Banks hereby agree that the Agent may issue upon the Borrowers' request, one or more Letter(s) of Credit which by its terms may be extended for additional periods of up to one year each provided that (1) renewal of such Letters of Credit, at the Agent's discretion, shall be available upon written request from the Borrower to the Agent at least 30 days before the date upon which notice of renewal is otherwise required, and (2) the final expiration date of each such Letter of Credit shall not be later than the Commitment Termination Date.

     (C) The Agent's Reporting Obligations. The Agent agrees to provide the Banks with biannual reports of all outstanding Letters of Credit issued by the Agent. Such reports shall be delivered within 15 days of the end of each June and December, commencing with the period ending December 31, 1995, and shall specify the following with respect to each outstanding Letter of Credit: (1) the letter of credit number for such Letter of Credit, the beneficiary for such Letter of Credit, (2) the date of issuance of such Letter of Credit, (3) the original face amount of such Letter of Credit, and (4) the then current available amount and expiration date of such Letter of Credit.

     (D) Notice of Issuance or Amendment. Whenever a Borrower desires the issuance of a Letter of Credit or the amendment of a Letter of Credit, the Borrowers shall deliver to the office of the Agent at 210 Main Street, Hackensack, New Jersey 07602 a written notice no later than 11:00 A.M. at least three (3) Business Days, or in each case such shorter period as may be agreed to by the Agent in any particular instance, in advance of the proposed date of issuance. That notice shall specify (1) the proposed date of issuance (which shall be a Business Day), (2) the face amount of the Letter of Credit, (3) the expiration date of the Letter of Credit, (4) the purpose of the Letter of Credit, (5) whether such Letter of Credit is to be a Documentary Letter of Credit or a Stand-by Letter of Credit; and (6) the name and address of the beneficiary. On the proposed date of issuance of any Letter of Credit, the Agent shall determine to the best of its knowledge whether the proposed Letter of Credit, when added to the then outstanding Letter of Credit Liability, would be within the Letter of Credit Commitment and, when added to the then outstanding Letter of Credit Liability and outstanding Loans, would be equal to or less than $8,000,000.00. Unless both such criteria are satisfied, the Agent shall not issue the requested Letter of Credit. The Banks and the Borrowers shall hold the Agent harmless for any miscalculations or other errors in making such determinations. In the event that, upon issuance of such proposed Letter of Credit, the Letter of Credit Commitment is exceeded, the Borrowers shall immediately establish with the Agent, if not already so established, and deposit into, the Letter of Credit Cash Collateral Account the amount of such excess. Prior to the date of issuance, the Borrowers shall deliver to the Agent an executed application for such Letter of Credit in the form customarily required by the Agent for the issuance of letters of credit (the current version of such form is attached hereto as Exhibit 2.17), and specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Agent to make payment under the Letter of Credit; provided, that the Agent, in its reasonable judgment, may require changes in any such documents and certificates; and provided, further, that no Letter of Credit shall require payment against a conforming draft to be made hereunder on the same Business Day that such draft is presented if such presentation is made after 11:00 A.M. on such Business Day. In determining whether to pay under any Letter of Credit, the Agent shall be responsible only to determine that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit. Within one Business Day after receipt of a request for issuance of a Letter of Credit, the Agent shall notify each other Bank of the proposed issuance and the amount of each such Bank's respective participation therein determined in accordance with this Section 2.17 and shall send each Bank a copy of each Letter of Credit.

     (E) Payment of Amounts Drawn Under Letters of Credit. In the event of any request for drawing under any Letter of Credit by the beneficiary thereof, the Agent shall immediately notify the Borrowers on the day on which such drawing is honored and the Borrowers shall reimburse the Agent on the next Business Day in an amount in same day funds equal to the amount of such drawing; provided that
(1) if sufficient funds are then in the Letter of Credit Cash Collateral Account to reimburse the Agent in full for the amount of such drawing, the Agent shall reimburse itself by debiting such amount necessary to reimburse the Agent from the Letter of Credit Cash Collateral Account, (2) if the funds then in the Letter of Credit Cash Collateral Account are insufficient to reimburse the Agent in full for the amount of such drawing, the Agent shall debit the Letter of Credit Cash Collateral Account in the amount thereof and the unreimbursed balance of such drawing shall be reimbursed in accordance with clause (3) below, and (3) if there are no funds then in the Letter of Credit Cash Collateral Account then unless the Borrowers shall have notified the Agent prior to 11:00 A.M. on the next Business Day after the date of such drawing that the Borrowers intend to reimburse the Agent for the amount of such drawing with funds other than the proceeds of the Loans, the Borrowers shall be deemed to have given notice to the Agent requesting the Banks to make Base Rate Loans in accordance with Section 2.2 on the day on which such drawing is honored (the "Reimbursement Date") in an aggregate amount equal to the amount of such drawing less the amount, if any, remitted to the Agent pursuant to clause (2) above, and subject to satisfaction or waiver of the conditions specified in Section 3.2, the Banks shall, on the Reimbursement Date, make a Base Rate Loan in an aggregate amount equal to the amount of such drawing less the amount, if any, withdrawn from the Letter of Credit Cash Collateral Account pursuant to clause
(2) above, the proceeds of which shall be applied directly by the Agent to reimburse the Agent for such drawing; and provided, further, that if for any reason the proceeds of such Loan are not received by the Agent on the next Business Day after the Reimbursement Date in an aggregate amount equal to the amount of such drawing, the Borrowers shall reimburse the Agent on the day two days after the Reimbursement Date, in same day funds, in an amount equal to the excess of the amount of such drawing over the aggregate amount of such Loan, if any, which are so received plus accrued interest on such amount at the rate set forth in Section 2.17(G)(1) less the amount, if any, withdrawn by the Agent pursuant to clause (2) above. The Borrowers shall reimburse any amounts drawn under any Letter of Credit by paying such amount to the Agent in accordance with this subsection (E) as if such Letter of Credit had been issued by the Agent.

     (F) Payment By the Banks. In the event that the Borrowers shall fail to reimburse the Agent as provided in Section 2.17(E) in an amount equal to the amount of any drawing honored by it under a Letter of Credit issued by it, the Agent shall promptly notify each Bank of the unreimbursed amount of such drawing and of such Bank's respective participation therein in an amount equal to such Bank's Pro Rata Share of such unreimbursed amount. Each Bank shall make available to the Agent for payment to the Agent an amount equal to its respective participation therein (including without limitation its Pro Rata Share of accrued but unpaid interest thereon), in same day funds, at the office of the Agent specified in such notice, not later than 11:00 A.M. on the Business Day after the date the Agent notifies each Bank. In the event that any Bank fails to make available to the Agent the amount of such Bank's participation in such unreimbursed amount as provided herein, the Agent shall be entitled to recover such amount on demand from such Bank together with interest thereon at a rate per annum equal to the Base Rate for each day during the period between the Reimbursement Date and the date on which such Bank makes available its participation in such unreimbursed amount. The failure of any Bank to make available to the Agent its Pro Rata Share of any such unreimbursed amount shall not relieve any other Bank of its obligations hereunder to make available to the Agent its Pro Rata Share of such unreimbursed amount on the date such unreimbursed amount is to be reimbursed. The Agent shall distribute to each Bank which has paid all amounts payable by it under this Section 2.17(F) with respect to the unreimbursed amount of any drawing under any Letter of Credit issued by the Agent, such other Bank's Pro Rata Share of all payments received by the Agent from the Borrowers in reimbursement of drawings honored by the Agent under such Letter of Credit when such payments are received. Notwithstanding anything to the contrary herein, each Bank which has paid all amounts payable by it under this Section 2.17(F) shall have a direct right to reimbursement of such amounts from the Borrowers subject to the procedures for reimbursing Banks set forth in this Section 2.17.

     (G) Compensation. The Borrowers agree to pay the following amounts to the
Agent:

          (1) with respect to each Documentary Letter of Credit issued by the Agent, a fee equal to the standard fee then being charged by the Agent for the issuance of Documentary Letters of Credit;

          (2) with respect to each Stand-by Letter of Credit issued by the Agent, a fee equal to the sum of (a) 1.4% per annum of the maximum amount available to be drawn under such Stand-by Letter of Credit, plus (b) $350.00;

          (3) with respect to drawings made under any Letter of Credit, interest, payable on demand, on the amount paid by the Agent in respect of each such drawing from the date of the drawing to the date such amount is reimbursed by the Borrowers (including any such reimbursement out of the proceeds of Loans or out of the Letter of Credit Cash Collateral Account) at a rate equal to the Base Rate for the period from the date of such drawing to and including the first Business Day after the date of such drawing and thereafter at a rate which is at all times equal to the Default Rate; and

          (4) with respect to the issuance, amendment, transfer, administration, cancellation or conversion of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with the Agent's standard schedule for such charges in effect at the time of such issuance, amendment, transfer, administration, cancellation or drawing, as the case may be, or as otherwise agreed to by the Agent.

     Within thirty (30) days of receipt by the Agent of any amount described in clause (1) or (2) of this Section 2.17(G), the Agent shall distribute to each Bank its Pro Rata Share of such amount less the Agent's fee for issuance of each such Letter of Credit which shall be an amount equal to the greater of (i) the Agent's minimum charge then in effect, as published, for documentary letters of credit generally, or (ii) 1% of the face amount of such Letter of Credit with respect to fees under clause (2). Within 30 days of the execution of this Agreement, the Agent shall distribute to each Bank its pro rata share, if any, of the fees, if any, collected from the date of this Agreement until the expiration of such Letters of Credit. The Agent shall be entitled to retain for its own account payments made pursuant to clauses (3) and (4) above.

     (H) Obligations Absolute. The obligation of the Borrowers to reimburse the Agent for drawings made under the Letters of Credit issued by it, and the obligations of each Bank under Section 2.71(F), shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

          (1) any lack of validity or enforceability of any Letter of Credit;

          (2) the existence of any claim, set-off, defense or other right which the Borrowers may have at any time against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such transferee may be acting), the Agent or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Subsidiaries and the beneficiary for which the Letter of Credit was procured);

          (3) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (4) payment by the Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit; provided, that such payment does not constitute willful misconduct or gross negligence on the part of the Agent;

          (5) any breach of this Agreement or any document delivered in connection herewith by any party hereto or thereto;

          (6) the fact that an Event of Default or a Default shall have occurred and be continuing.

     (I) Indemnification; Nature of the Agent's Duties. In addition to amounts payable as elsewhere provided in this Section 2.17, the Borrowers hereby agree to protect, indemnify and save the Agent and each Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees and allocated costs of internal counsel) which the Agent and each Bank may incur or be subject to as a consequence, direct or indirect, of (1) the issuance of any Letter of Credit, or
(2) the failure of the Agent to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority. Without limiting the foregoing, the Agent shall not have any obligation to ascertain whether the stated purpose of any requested Letter of Credit is permitted by this Agreement and shall not be liable for the Borrower's use of a Letter of Credit issued pursuant to the terms hereof in violation of the Borrowers' covenants contained herein.

          (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit, unless (a) such failure is material and substantive, and
     (b) the Agent's payment on such Letter of Credit constitutes gross negligence or willful misconduct; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit; or
     (viii) any consequences arising from causes beyond the control of the Agent or the Banks. None of the above shall affect, impair, or prevent the vesting of any of the Bank's rights or powers hereunder.


          (b)

          (i) taken or omitted in good faith and (b) substantially in accordance with the terms thereof, shall not put the Agent under any resulting liability to the Borrowers.

     As between the Agent and the Banks, the Agent agrees that it will take the same care as it takes in connection with letters of credit in which it alone is interested. However, neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith except for its or their own gross negligence or willful misconduct.

     With respect to its Commitment (if any) and its portion of the Loans and Letter of Credit Liability (if any), the Agent shall have the same rights and powers hereunder as any Bank and may exercise the same as though it were not the Agent. The Agent may accept deposits from, lend money to and generally engage in any kind of banking or trust business with any Borrower and any Subsidiaries or Affiliates of such Borrower as if the Agent were not the Agent unless otherwise prohibited by the terms of this Agreement.

     It is expressly understood and agreed that the obligations of the Agent hereunder are only those expressly set forth in this Agreement and that the Agent shall be entitled to assume that no Event of Default or Default has occurred and is continuing unless the Agent has actual knowledge of such fact or has received written notice from a Bank or the Borrowers that such Bank or Borrower considers that an Event of Default or Default has occurred and is continuing and specifying the nature thereof.

     So long as the Agent shall be entitled, pursuant to the immediately preceding paragraph, to assume that no Event of Default or Default, has occurred and is continuing, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. The Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment.

     The Banks agree to indemnify the Agent (to the extent not reimbursed by the Borrowers), ratably according to their Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct.

     2.20 Letter of Credit Cash Collateral Account. At the request of the Borrowers or upon delivery of cash collateral pledged by the Borrowers pursuant to this Agreement, the Agent shall establish a deposit account for the Borrowers over which the Agent shall have sole control (the "Letter of Credit Cash Collateral Account") into which the Borrowers may deposit cash. The Borrowers hereby grant, bargain, convey and set over to the Agent for the benefit of the Agent and each Bank a security interest in and lien upon the Letter of Credit Cash Collateral Account and all cash and any other assets at any time hereafter contained therein as security for the payment and performance of all of the Borrowers' obligations now or hereafter incurred hereunder, under the Note or otherwise in connection herewith.

The Borrowers shall take such action and execute and deliver such documents, including financing statements, as the Agent may determine necessary or desirable to further the security interest hereby created. Cash collateral held in the Letter of Credit Cash Collateral Account shall be applied in accordance with Section 2.17(E) except as otherwise set forth herein. After the occurrence of an Event of Default and acceleration of the Loans as set forth in Section 8.2 hereof, or if the Borrowers shall have failed to pay all amounts which have come due on or prior to such applicable due date, the Bank shall apply all funds held in the Letter of Credit Cash Collateral Account in the manner provided in
Section 2.8. On the Commitment Termination Date, all monies in the Letter of Credit Cash Collateral Account in excess of the amount required to repay Loans, the Letter of Credit Liability, and any other amount then owing hereunder shall be returned to the Borrowers.


                                   ARTICLE III

                              CONDITIONS OF LENDING


     2.21 Conditions Precedent to the Initial Disbursement. The obligation of each Bank to make disbursement of its portion of the initial Loans hereunder is subject to the conditions precedent that each Bank shall have received on or before the Closing Date all of the following, in form and substance satisfactory to each Bank:

          (A) a copy, certified in writing as of the Closing Date by the Secretary or Assistant Secretary of each Borrower, of resolutions of the Board of Directors of each Borrower evidencing approval of this Agreement and the Note and other matters contemplated hereby;

          (B) a favorable opinion of outside counsel for the Borrowers dated as of the Closing Date on such matters as the Banks shall require and in form and substance satisfactory to the Banks;

          (C) a certificate dated the date hereof by the Secretary or an Assistant Secretary of each Borrower as to the names and signatures of the officers of each Borrower authorized to sign this Agreement, the Notes and the other documents or certificates of the Borrowers to be executed and delivered pursuant hereto;

          (D) a Note payable to the order of each Bank;

          (E) copies of the Certificate of Incorporation and Bylaws of each Borrower, certified as true, correct and complete by each Borrower's Secretary or Assistant Secretary and, with respect to charter documents, by the appropriate governmental official of the jurisdiction where such Borrower was formed;

          (F) certificates dated within thirty (30) days of the Closing Date, issued by the Secretary of State (or similar official) of each jurisdiction in which each Borrower is incorporated or is qualified as a foreign corporation to do business, stating that such Borrower is a corporation duly incorporated or authorized to do business, as the case may be, and in good standing under the laws of such jurisdiction;

          (G) evidence that the Borrowers have opened the Operating Account;

          (H) unless this Agreement is executed on the Closing Date, a certificate of the Borrowers dated the Closing Date (with supporting evidence if required by the Banks) representing to the Banks that (1) the Borrowers have complied in all material respects with all applicable federal, state and local laws and regulations, including without limitation all Environmental Laws with which the failure to comply would have a Material Adverse Effect; (2) there is no pending or, to the Borrowers' knowledge, threatened litigation which in the aggregate, if decided against a Borrower, would result in a Material Adverse Effect; (3) other than as previously disclosed to the Banks in writing, no material adverse change has occurred in the financial condition of a Borrower since September 26, 1994; (4) the representations and warranties of the Borrowers contained in this Agreement and in the other Loan Documents to which the Borrowers are a party are correct and accurate on and as of the Closing Date as though made on and as of the Closing Date; and (5) no Default or Event of Default has occurred or will result from the making of the Loans;

          (I) the following evidence of insurance coverage:

               (1) a certificate evidencing all risk casualty insurance coverage in an amount equal to 100% of the replacement value of all improvements on the Borrowers' real estate and inventory, fixtures and equipment, in form and substance satisfactory to the Banks; and

               (2) a certificate of insurance issued to the Agent evidencing workmen's compensation and public liability insurance, insuring the interest of the Borrowers in amounts and in form and substance satisfactory to the Banks.

     Each policy of insurance must be issued by an insurance company satisfactory to the Banks, must have premiums therefor prepaid to not earlier than through the first quarter ending after the date of this Agreement, and must provide that it will not be terminated or otherwise modified adversely to the Banks without at least 30 days' prior written notice to the Banks;

               (J) a lien search prepared by a search company acceptable to the Banks showing no perfected liens against any property of the Borrowers except for Permitted Encumbrances;

               31102000004.(11)..a copy of each and every Governmental Approval which is required to be obtained or made by the Borrowers for the due execution, delivery and performance of this Agreement, the other Loan Documents, or a certificate of an officer of the Borrowers dated the Closing Date that no such Governmental Approvals are required;

               (L) payment of all fees required hereunder including without limitation under Section 10.5 hereof; and

               (M) the Borrowers' September 26, 1994 audited financial statements and projections for the next three years.

     2.22 Conditions Precedent to All Disbursements. The obligation of each Bank to make any disbursement of the Loans (including the initial disbursement) and the rights of the Borrowers to select Interest Rates under Section 2.6 are subject to the further conditions precedent that:

               (A) the representations and warranties contained in Article IV hereof shall be accurate on and as of the date of such disbursement or selection as though made on and as of such date;

               (B) no Event of Default or Default shall have occurred and be continuing or will result from the making of such disbursement or selection;

               (C) there shall have occurred no material adverse change in the financial condition, operations or business of the Borrowers taken as a whole since the most recent financial statements reviewed by the Banks;

               (D) there shall not have occurred any casualty or condemnation that has a Material Adverse Effect; and

               (E) there shall be no pending or threatened litigation which if decided against a Borrower would have a Material Adverse Effect.

     2.23 Conditions to Letters of Credit. The obligation of the Agent to issue any Letter of Credit hereunder is subject to the prior or concurrent satisfaction of all of the following conditions:

               (A) On or before the date of issuance of the initial Letter of Credit, each of the conditions set forth in Section 3.1 shall have been satisfied or waived;

               (B) On or before the date of issuance of each Letter of Credit, the Agent in respect of such Letter of Credit shall have received in accordance with the provisions of Section 2.17, a notice requesting the issuance of such Letter of Credit, an executed application for such Letter of Credit in the form customarily required by the Agent for the issuance of letters of credit, all other information specified in Section 2.17, and such other documents as the Agent may reasonably require in connection with the issuance of such Letter of Credit;

               (C) On the date of issuance of each Letter of Credit, all conditions precedent described in Sections 3.2 shall be satisfied to the same extent as though the issuance of such Letter of Credit were the making of a Loan, and each request by the Borrowers to the Agent to issue a Letter of Credit shall constitute a representation by the Borrowers that at the time thereof (1) all conditions precedent described in Section 3.2 have been satisfied and (2) the sum of the proposed Letter of Credit plus the Letter of Credit Liability plus the Loans then outstanding would not exceed $8,000,000.00; and

               (D) On or before the date of issuance of such Letter of Credit, the Borrowers shall have paid the fees therefor required under Section 2.17.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     The Borrowers represent and warrant to each Bank that:

     2.24 Incorporation, Good Standing, and Due Qualification. Each of Quad and its Domestic and Foreign Subsidiaries is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposes to be engaged; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which the absence of such qualification would have a Material Adverse Effect.

         2.25 Corporate Power and. The execution, delivery, and performance by each Borrower of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not (A) require any consent or approval of the shareholders of such corporation; (B) contravene such corporation's charter or bylaws; (C) violate any provision of or cause or result in a breach of or constitute a default under any law, rule, regulation (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System), order or writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such corporation; (D) cause or result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which such corporation is a party or by which it or its properties may be bound or affected which is material to the Borrowers taken as a whole; or
(E) cause or result in or require the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by such corporation.

     2.26 Legally Enforceable. This Agreement is, and each of the other Loan Documents when duly executed and delivered under this Agreement will be, legal, valid, and binding obligations of each Borrower enforceable against each Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditor's rights generally.

     2.27 Financial Statements; Accuracy of Information.

     (A) The Consolidated balance sheet of Quad and its Domestic and Foreign Subsidiaries as of September 26, 1994, and the related Consolidated statements of income and retained earnings and cash flows of Quad and its Domestic and Foreign Subsidiaries for the fiscal year then ended, and the accompanying footnotes, together with the opinion thereon, dated September 26, 1994 of Ernst & Young, independent certified public accountants, copies of which have been furnished to each Bank, fairly present the financial condition of Quad and its Domestic and Foreign Subsidiaries as of such date and the results of the operations of Quad and its Domestic and Foreign Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied, and since September 26, 1994, there has been no material adverse change in the financial condition, business, or operations of Quad and its Domestic and Foreign Subsidiaries. There are no liabilities of Quad and its Domestic and Foreign Subsidiaries, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since September 26, 1994.

     (B) All information, financial statements, exhibits and reports furnished by the Borrowers to the Banks in connection with this Agreement and the borrowings contemplated hereby are, and all such information, financial statements, exhibits and reports hereafter furnished by the Borrowers to the Banks in such connection will be true and correct in every material respect under applicable GAAP rules on the date furnished to the Banks, and no such information, financial statements, exhibits or reports contain or will contain any material misstatement of fact or omit or will omit to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

     2.28 Labor Disputes and Acts of. Neither the business nor the properties of any Borrower are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) materially and adversely affecting such business or properties or the operation of the Borrowers taken as a whole.

     2.29 Other Agreements. No Borrower is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of the Borrowers taken as a whole, or the ability of the Borrowers to carry out their obligations under the Loan Documents. No Borrower is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to the business of the Borrowers taken as a whole.

     2.30 Litigation. There is no pending or threatened action or proceeding against or affecting any Borrower before any court, governmental agency, or arbitrator which would, in any one case or in the aggregate, if decided against such Borrower materially adversely affect the financial condition, operations, properties, or business of the Borrowers taken as a whole or the ability of the Borrowers taken as a whole to perform any of their obligations under the Loan Documents except for the pending case against Quad styled Pozzi v. Smith, et al. pending in the United States District Court for the Eastern District Of Pennsylvania.

     2.31 No Defaults on Outstanding Judgments or. The Borrowers have satisfied all judgments, and no Borrower is in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign the failure to comply with which would have a Material Adverse Effect.

     2.32 Ownership and Liens. Each Borrower has title to, or valid leasehold interests in, all of its material properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements referred to in Section 4.4 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by any Borrower and none of their leasehold interests is subject to any Lien, except such as may be permitted pursuant to
Section 6.1 of this Agreement.

     2.33 Subsidiaries and Ownership of Stock. Set forth in Exhibit 4.10 is a complete and accurate list of the Domestic and Foreign Subsidiaries of Quad, showing the jurisdiction of incorporation of each and showing the ownership of the outstanding stock of each such Domestic and Foreign Subsidiary. All of the outstanding capital stock of each Domestic and Foreign Subsidiary has been validly issued, is fully paid and nonassessable, and the shares owned by the Borrowers or their Subsidiaries are free and clear of all Liens.

     2.34 ERISA. Each Borrower is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds under ss.4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate, a Plan, nor has the PBGC instituted any such proceedings; no Borrower nor any ERISA Affiliate has completely or partially withdrawn under ss.ss.4201 or 4204 of ERISA from a Multiemployer Plan; each Borrower and ERISA Affiliate have met their minimum funding requirements under ss.412 of the Internal Revenue Code, the regulations thereunder and ss.302 of ERISA with respect to all of their Plans and the present fair market value of all Plan assets exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of any Borrower or ERISA Affiliate to PBGC or the Plan under Title IV of ERISA; and no Borrower or ERISA Affiliate has incurred any liability to the PBGC under ERISA.

     2.35 Operation of Business. Each Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct their respective business substantially as now conducted and as presently proposed to be conducted the failure to possess any of which would not have a Material Adverse Effect, and no Borrower is in violation of any valid rights of others with respect to any of the foregoing which would cause a Material Adverse Effect.

     2.36 Taxes. Each Borrower has filed all tax returns (federal, state, and local) required to be filed and have paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties, except the filing of tax returns or the payment of taxes, if any, being contested by a Borrower as permitted by Section 5.6 and disclosed to the Banks on Exhibit 4.13.

     2.37 Debt. No Borrower is indebted in excess of $100,000.00 under any credit agreement, indenture, purchase agreement, guaranty, Capital Lease, or other investment, agreement or arrangement except as disclosed in the financial statements referred to in Section 4.4 or as disclosed to the Banks on Exhibit
4.14. Such Exhibit 4.14 shall disclose as of the date of this Agreement all credit facilities available to the Borrowers and amounts owing under each such credit agreement or facility.

         2.38 Environmental Matters. To the best of the Borrowers' knowledge, no real property owned or leased by a Borrower is in violation of any Environmental Laws, the failure to comply with which would have a Material Adverse Effect, no Hazardous Materials are present on said real property and no Borrower has been identified in any litigation, administrative proceedings or investigation as a responsible party for any liability under any Environmental Laws.


                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

         So long as either Note shall remain unpaid, each Borrower will:

     2.39 Maintenance of Existence. Preserve and maintain, and cause each Non-Borrower Subsidiary to preserve and maintain, its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each other Non-Borrower Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which the failure to maintain such qualification would have a Material Adverse Effect.

     2.40 Maintenance of Records. Keep, and cause each Non-Borrower Subsidiary to keep, accurate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied.

     2.41 Maintenance of. Maintain, keep, and preserve, and cause each Non-Borrower Subsidiary to maintain, keep, and preserve, all of the properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted and material to the Borrowers taken as a whole.

     2.42 Conduct of Business; Permits and Approvals; Compliance with Laws. Continue, and cause each Non-Borrower Subsidiary to continue, to engage in a business of the same general type as conducted by it on the date of this Agreement; maintain, and cause each Non-Borrower Subsidiary to maintain, in full force and effect its franchises and all licenses, patents, trademarks, tradenames, contracts, permits, approvals and other rights necessary to the profitable conduct of its business the failure to maintain of which would not have a Material Adverse Effect; and comply, and cause each Non-Borrower Subsidiary to comply, in all respects with all applicable laws, rules, regulations, and orders the failure to comply with which would have a Material Adverse Effect.

     2.43 Maintenance of. Maintain, and cause each Non-Borrower Subsidiary to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof the failure to maintain of which would not have a Material Adverse Effect.

     2.44 Payment of Debt; Payment of Taxes,. Promptly pay and discharge, and cause each Non-Borrower Subsidiary to promptly pay and discharge,

               (A) all of its Debt in accordance with the terms thereof;

               (B) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income and profits, upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default;

               (C) all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a lien or charge upon such property or any part thereof;

provided, however, that so long as the Borrowers first notify the Agent of its intention to do so, the Borrowers shall not be required to pay and discharge (or to cause such Non-Borrower Subsidiary to pay and discharge) any such Debt, tax, assessment, charge, levy or claim so long as the failure to so pay or discharge does not constitute or result in a Default or an Event of Default under Section 8.1(D) or (F) and so long as no foreclosure or other similar proceedings shall have been commenced against such property or any part thereof and so long as the validity thereof shall be contested in good faith by appropriate proceedings diligently pursued and the Borrowers shall have set aside adequate reserves with respect thereto.

     2.45 Right of Inspection. At any reasonable time and from time to time, permit a Bank or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrowers or any Non-Borrower Subsidiary, and to discuss the affairs, finances, and accounts of the Borrowers and any Non-Borrower Subsidiary with any of their respective officers and directors and the Borrowers' independent accountants.

     2.46 Reporting. Furnish to each of the Banks:

          (A) As soon as available and in any event within sixty (60) days after the end of each quarter of each fiscal year of Quad, Consolidated and Consolidating balance sheets of Quad as of the end of such quarter, Consolidated and Consolidating statements of income and retained earnings of Quad for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, a Consolidated statement of cash flow of Quad for the portion of the fiscal year ended with the last day of such quarter, and an accounts receivable aging report for the Borrowers, all in reasonable detail and stating in comparative form the respective Consolidated and Consolidating figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of Quad (subject to year-end adjustments);

          (B) As soon as available and in any event within ninety (90) days after the end of each fiscal year of Quad, a Consolidated and Consolidating balance sheet of Quad as of the end of such fiscal year, a Consolidated and Consolidating statement of income and retained earnings of Quad for such fiscal year, and a Consolidated statement of cash flow of Quad for such fiscal year, all in reasonable detail and stating in comparative form the respective Consolidated and Consolidating figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and as to the Consolidated statements accompanied by an opinion thereon acceptable to the Banks by Ernst & Young or other independent accountants selected by the Borrowers and acceptable to the Agent;

          (C) Promptly upon receipt thereof, copies of any reports submitted to the Borrowers by independent certified public accountants in connection with examination of the financial statements of the Borrowers made by such accountants;

          (D) Within sixty (60) days after the end of each quarters of each fiscal year of Quad, a certificate of the chief financial officer of Quad,
     (1) certifying that to the best of his knowledge no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken thereto; and (2) with computations demonstrating compliance with the covenants contained in Article VIIA and VIIB;

          (E) Within thirty (30) days prior to the expiration of any and all insurance policies required hereunder but, in no event less often than once per year, proof that the insurance required hereunder is in full force and effect and has been renewed;

          (F) Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting any Borrower which, if determined adversely to such Borrower, would have a Material Adverse Effect;

          (G) As soon as possible after the occurrence of each Default or Event of Default, and in any event within five (5) days after a Borrower's knowledge, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrowers with respect thereto;

          (H) Promptly after the filing or receiving thereof, copies of all reports, including annual reports, and notices which any Borrower files with or receives from PBGC or the U.S. Department of Labor under ERISA; and as soon as possible and in any event within fifteen (15) days after any Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or any Borrower has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, the Borrowers will deliver to the Agent a certificate of the chief financial officer of the Borrowers setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination and the action the Borrowers propose to take with respect thereto;

          (I) Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any material indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Banks pursuant to any other clause of this Section 5.8;

          (J) Promptly after the sending or filing thereof, copies of all proxy statements, financial statements, and reports which any Borrower sends to its shareholders, and copies of all regular, periodic, and special reports, and all registration statements which any Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange including without limitation annual reports, 10K reports and 10Q reports; and

          (K) Such other information respecting the condition or operations, financial or otherwise, of the Borrowers or any Non-Borrower Subsidiary as the Agent or a Bank may from time to time reasonably request.

     2.47 Further Assurances. Do such further acts and things and execute and deliver to the Agent such additional assignments, agreements, powers and instruments, as the Agent may reasonably require or reasonably deem advisable to carry into effect the purposes of this Agreement or to better assure and confirm unto the Banks its rights, powers and remedies hereunder.


                                   ARTICLE VI

                               NEGATIVE COVENANTS

     So long as either Note shall remain unpaid, each Borrower will not:

     2.48 Liens. Create, incur, assume, or suffer to exist, or permit any Non-Borrower Subsidiary to create, incur, assume, or suffer to exist, any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except:

          (A) Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which appropriate reserves are maintained and so long as no foreclosure, distraint, sale or other similar proceedings shall have been commenced with respect thereto;

          (B) Liens imposed by law, such as mechanics', materialmen's, landlords', warehousemen's, and carriers' Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days or which are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which appropriate reserves have been established and so long as no foreclosure, distraint, sale or other similar proceedings shall have been commenced with respect thereto;

          (C) Liens under workers' compensation, unemployment insurance, Social Security, or similar legislation;

          (D) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), or public or statutory obligations; surety, indemnity, performance, or other similar bonds; or other similar obligations arising in the ordinary course of business;

          (E) Liens existing on the date hereof and listed on Exhibit 6.1 securing amounts not in excess of the amounts set forth on Exhibit 6.1, but not the extension of the Lien to other property, or the granting of the Lien to secure the extension of the maturity, refunding, or modification of such obligation, in whole or in part;

          (F) Judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings promptly initiated and diligently conducted and for which appropriate reserves have been established;

          (G) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by any Borrower or any Non-Borrower Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

          (H) Liens securing obligations of any Non-Borrower Subsidiary to a Borrower or another Non-Borrower Subsidiary; and

          (I) Purchase-money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided that

               (a) Any property subject to any of the foregoing is acquired by any Borrower or any Non-Borrower Subsidiary in the ordinary course of its respective business and the Lien on any such property is created contemporaneously with such acquisition;

               (b) The obligation secured by a Lien so created, assumed, or existing shall not exceed one hundred percent (100%) of the lesser of cost or fair market value as of the time of acquisition of the property covered thereby to the Borrower or Non-Borrower Subsidiary acquiring the same;


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


               (c) Each such Lien shall attach only to the property so acquired and fixed improvements thereon;

               (d) The Debt secured by all such Liens shall not exceed Five Hundred Thousand Dollars ($500,000.00) at any time outstanding in the aggregate; and

               (e) The expenditure related to such Lien is permitted under
          Section 7A.3.

     2.49 Debt. Create, incur, assume, or suffer to exist, or permit any Non-Borrower Subsidiary to create, incur, assume, or suffer to exist, any Debt, except:

          (A) Debt of the Borrowers to the Banks;

          (B) Debt existing on the date hereof and disclosed in the financial statements referred to in Section 4.4 or otherwise disclosed to the Banks on Schedule 4.14, but no renewals, extensions, or refinancings thereof excluding renewal of the debt available from the Banks;

          (C) Debt of the Borrowers of up to $2,000,000.00 in the aggregate including Debt in respect of letters of credit issued for the account of any Borrower or any Non-Borrower Subsidiary and debt incurred in connection with acceptances of any Non-Borrower Subsidiary;

          (D) Debt of any Borrower to any Non-Borrower Subsidiary or of any Non-Borrower to another Non-Borrower Subsidiary;

          (E) Accounts payable to trade creditors for goods or services which are not aged more than ninety (90) days from billing date and current operating liabilities (other than for borrowed money) which are not more than ninety (90) days past due, in each case incurred in the ordinary course of business and paid within the specified time, unless contested in good faith and by appropriate proceedings; and

          (F) Debt of any Borrower or Non-Borrower Subsidiary secured by purchase-money Liens permitted by Section 6.1(I).

     2.50 Mergers, Etc. Merge or consolidate with, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), to any Person, or acquire all or substantially all of the assets or the business of any Person, or permit any Non-Borrower Subsidiary to do so, except that (A) any Domestic or Foreign Subsidiary may merge into or transfer assets to any Borrower and (B) any Non-Borrower Subsidiary may merge into or consolidate with or transfer assets to any other Domestic or Foreign Subsidiary.

     2.51 Leases. Create, incur, assume, or suffer to exist, or permit any Non-Borrower Subsidiary to create, incur, assume, or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except (A) Capital Leases permitted by Section 6.1; (B) leases existing on the date of this Agreement and any extensions or renewals thereof; (C) leases (other than Capital Leases) which do not in the aggregate require the Borrowers and the Non-Borrower Subsidiaries to make payments (including taxes, insurance, maintenance, and similar expenses) in any fiscal year of Quad in excess of $500,000.00; and (D) leases between any Borrower and any other Domestic or Foreign Subsidiary or between any Domestic or Foreign Subsidiary and another Domestic or Foreign Subsidiary.

     2.52 Sale and Leaseback. Sell, transfer, or otherwise dispose of, or permit any Non-Borrower Subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

     2.53 Dividends. Declare or pay any dividends; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its shareholders as such whether in cash, assets, or obligations of the Borrowers; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of, any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock; or permit any of the Domestic or Foreign Subsidiaries to purchase or otherwise acquire for value any stock of any Borrower or any other Domestic or Foreign Subsidiary, except that (A) a Borrower may declare and deliver dividends and make distributions payable solely in common stock of such Borrower; (B) a Borrower may purchase or otherwise acquire shares of its capital stock by exchange for or out of the proceeds from a substantially concurrent issue of new shares of its capital stock; and (C) so long as no Default or Event of Default has occurred and is continuing or would be caused or created thereby, a Borrower may declare and pay dividends on an annual basis not in excess of 50% of such year's pre-tax GAAP income.

     2.54 Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of, or permit any Non-Borrower Subsidiary to sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of Subsidiaries, receivables, and leasehold interests), except (A) for inventory disposed of in the ordinary course of business; (B) the sale or other disposition of assets no longer used or useful in the conduct of its business or not material to the Borrowers taken as a whole; and (C) any Non-Borrower Subsidiary may sell, lease, assign or otherwise transfer its assets to a Borrower or any other Non-Borrower Subsidiary; provided that, assets disposed of under clause (B) above shall not exceed $500,000.00 in aggregate value during any twelve (12) month period during the term of this Agreement without the Banks' prior consent.

     2.55 Investments. Make, or permit any Non-Borrower Subsidiary to make, any loan or advance to any Person, or purchase or otherwise acquire, or permit any Non-Borrower Subsidiary to purchase or otherwise acquire, any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person which when added to capital expenditures permitted under Section 7.2 hereof would exceed in the aggregate One Million Five Hundred Thousand Dollars ($1,500,000.00) in any fiscal year, except (A) either directly owned or shares held in any mutual fund which invests solely in, obligations of the United States or any agency thereof with maturities of one year or less from the date of acquisition including those acquired under standard repurchase agreements; (B) commercial paper of a domestic issuer rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Services, Inc.; (C) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank having capital and surplus in excess of One Hundred Million Dollars ($100,000,000); and (D) stock, obligations, or securities received in settlement of debts (created in the ordinary course of business) owing to any Borrower or any Non-Borrower Subsidiary.

     2.56 Guaranties, Etc. Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable, or permit any Non-Borrower Subsidiary to assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or to maintain or cause such Person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for obligations of any Person, except (A) guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (B) guaranties of any obligations of any Domestic or Foreign Subsidiary in an aggregate amount not to exceed $1,000,000.00 or (C) guarantees executed by a Borrower in connection with the Term Loans.


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

     2.57 Transaction With. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, or permit any Non-Borrower Subsidiary to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or Non-Borrower Subsidiary's business and upon fair and reasonable terms no less favorable to such party than it would obtain in a comparable arm's length transaction with a Person not an Affiliate or consistent with past practice.

     2.58 Stock of Subsidiary, Etc. Sell or otherwise dispose of or permit any Non-Borrower Subsidiary to sell or dispose of any shares of capital stock of any Domestic or Foreign Subsidiary, except in connection with a transaction permitted under Section 6.3, or permit any Non-Borrower Subsidiary to issue any additional shares of its capital stock, except director's qualifying shares.

     2.59 Hazardous Materials; Indemnification. Use, generate, treat, store, dispose of or otherwise introduce, or permit any Non-Borrower Subsidiary to use, generate, treat, store, dispose of or otherwise introduce, any Hazardous Materials into or on any real property owned or leased by any of them and will not, and will not permit any Non-Borrower Subsidiary to, cause, suffer, allow or permit anyone else to do so, except in an environmentally safe manner through methods which have been approved by and meet all of the standards of the federal Environmental Protection Agency or any other federal, state or local agency with authority to enforce Environmental Laws. Each Borrower hereby agrees to indemnify, reimburse, defend and hold harmless the Banks and the Agent and their respective directors, officers, agents and employees ("Indemnified Parties") for, from and against all demands, liabilities, damages, costs, claims, suits, actions, legal or administrative proceedings, interest, losses, expenses and reasonable attorney's fees (including any such fees and expenses incurred in enforcing this indemnity) asserted against, imposed on or incurred by any of the Indemnified Parties, directly or indirectly pursuant to or in connection with the application of any Environmental Law to acts or omissions occurring at any time on or in connection with any real estate owned or leased by any Borrower or any Non-Borrower Subsidiary or any business conducted thereon.


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


                                  ARTICLE VIIA

                    FINANCIAL COVENANTS OF CONSOLIDATED GROUP

         So long as either of the Notes shall remain unpaid:

     2.60 Minimum Tangible Net. Quad and its Domestic and Foreign Subsidiaries will maintain at all times a Consolidated Tangible Net Worth of not less than:


                  Period                         Amount
                  ------                         ------
         9/30/95 - 9/29/96 .........            $20 million
         9/30/96 - 9/29/97 .........            $23 million
         9/30/97 and thereafter.....            $28 million.

     2.61 Capital. Quad and its Domestic and Foreign Subsidiaries will not permit any Consolidated expenditures for fixed or capital assets, including additional Capital Leases which would cause the aggregate of all such expenditures when added to investments permitted under Section 6.8 (excluding investments under 6.8(A) - (D)) to exceed One Million Five Hundred Thousand Dollars ($1,500,000) during any fiscal year.

     2.62 Leverage Ratio. Quad and its Domestic and Foreign Subsidiaries will maintain at all times (as tested quarterly) a ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth of not greater than 1.00 to 1.00.

     2.63 Cash Flow Ratio. Quad and its Domestic and Foreign Subsidiaries will maintain at all times (as tested quarterly) a ratio of the sum of earnings before taxes, depreciation, amortization and interest expense to the sum of all current maturities of indebtedness for borrowed money and interest expense (including Capital Lease payments) of not less than 1.75 to 1.00 for the prior four quarters.

     2.64 Current Ratio. Quad and its Domestic and Foreign Subsidiaries will maintain at all times (as tested quarterly) a Current Ratio of 2.00 to 1.00.

     2.65 Intercompany Transfers. Notwithstanding anything to the contrary contained herein, net transfers from the Borrowers to Non-Borrower Subsidiaries shall not exceed Two Million Dollars ($2,000,000) during any twelve month period.


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


                                  ARTICLE VIIB

                      FINANCIAL COVENANTS OF BORROWER GROUP

     So long as either of the Notes shall remain unpaid:

     2.66 Minimum Tangible Net. The Borrowers will maintain at all times (as tested quarterly) a Tangible Net Worth excluding investments in and receivables from Non-Borrower Subsidiaries of not less than:

                  Period                         Amount
                  ------                         ------
         9/30/95 - 9/29/96 .........             $15 million
         9/30/96 - 9/29/97 .........             $17 million
         9/30/97 and thereafter.....             $19 million.

     2.67 Minimum Working. The Borrowers will maintain at all times (as tested quarterly) Working Capital of not less than:

                  Period                        Amount
                  ------                        ------
         9/30/95 - 9/29/96 .........            $15 million
         9/30/96 - 9/29/97 .........            $16 million
         9/30/97 and thereafter.....            $17.5 million.

         2.68 Cash Flow Ratio. The Borrowers will maintain at all times (as tested quarterly) a ratio of the sum of earnings before taxes, depreciation, amortization and interest expense to the sum of all current maturities of indebtedness for borrowed money and interest expense (including Capital Lease payments) of not less than 1.5 to 1.0 for the prior four quarters.


                                  ARTICLE VIII

                                EVENT OF DEFAULT

     2.69 Events of Default. If any of the following events ("Events of Default") shall occur:

          (A) The Borrowers shall fail to pay the principal of, or interest on, either Note or any amount of a commitment fee or any other amount due hereunder, as and when due and payable;

          (B) Any representation or warranty made or deemed made by the Borrowers in this Agreement or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

          (C) The Borrowers shall fail to perform or observe any term, covenant, or agreement contained in any Loan Document (other than the Notes) to which it is a party on its part to be performed or observed;

          (D) Any Borrower shall (1) fail to pay any indebtedness for borrowed money individually or in the aggregate with an outstanding balance due in excess of $100,000.00 (other than the Notes) in the of such Borrower including without limitation the Term Loans, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), or (2) fail to perform or observe any term, covenant, or condition on its part to be


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

     performed or observed under any agreement or instrument relating to any such indebtedness including without limitation the Term Loan Agreement, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration after the giving of notice or passage of time, or both, of the maturity of such indebtedness, unless such failure to perform or observe shall be waived by the holder of such indebtedness; or any such indebtedness including without limitation the Term Loans shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

          (E) Any Borrower (1) shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as such debts become due; or (2) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (3) shall commence any proceeding under any bankruptcy, reorganization, arrangements, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (4) shall have any such petition or application filed or any such proceeding commenced against it, in which an order for relief is entered or adjudication or appointment is made and which remains undismissed for a period of sixty (60) days or more; or (5) by any act or omission shall indicate its consent to, approval of, or acquiescence in any such petition, application, or proceeding, or order for relief, or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (6) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of sixty (60) days or more;

          (F) One or more judgments, decrees, or orders for the payment of money in excess of One Million Dollars ($1,000,000.00) in the aggregate shall be rendered against any Borrower and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of sixty (60) consecutive days without being vacated, discharged, satisfied or bonded pending appeal; or

          (G) Any of the following events occur or exist with respect to any Borrower or ERISA Affiliate (a) any Prohibited Transaction involving any Plan; (b) any Reportable Event with respect to any Plan; (c) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (d) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under
     Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; (e) complete or partial withdrawal under Section 4201 or 4204 of ERISA


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

     from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of any Bank subject a Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the reasonable determination of the Banks may have a Material Adverse Effect.

     then, and the outstanding Notes and all interest thereon and all other amounts payable under this Agreement shall become and be immediately due and payable upon declaration to such effect delivered by the Agent to the Borrowers; provided that upon the happening of a Default specified in
     Section 8.1(E), the outstanding Notes and all interest thereon and all other amounts payable under this Agreement shall be immediately due and payable without declaration or other notice to the Borrowers. Thereupon, the Banks shall have the right to charge and accrue interest at the default rate of interest provided for in this Agreement and shall have all of the rights and remedies available to them under the Loan Documents or otherwise at law or in equity. Each Borrower expressly waives any presentment, demand, protest or further notice of any kind.


                                   ARTICLE IX

                                AGENCY PROVISIONS

     2.70 Authorization and ActionAuthorization and Action. Each Bank hereby irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The duties of the Agent shall be mechanical and administrative in nature and the Agent shall not by reason of this Agreement be a trustee or fiduciary for any Bank. The Agent shall have no duties or responsibilities except those expressly set forth in the Loan Documents. As to any matters not expressly provided for by this Agreement or the other Loan Documents (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon the Banks and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or the other Loan Documents or applicable law.

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

     2.71 Liability of Agent. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Loan Documents in the absence of its or their own gross negligence or wilful misconduct. Without limitation of the generality of the foregoing, the Agent (A) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (B) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (C) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with any Loan Document; (D) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of the Borrowers or any other Person or to inspect the property (including the books and records) of the Borrowers;
(E) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, perfection, sufficiency or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto; and (F) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex) believed by it to be genuine and signed or sent by the property party or parties.

     2.72 Rights of Agent as a. With respect to the Loans made by it and the
Note issued to it, the Agent shall have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Agent; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrowers, any of their Subsidiaries and any Person who may do business with or own securities of the Borrowers or any Domestic or Foreign Subsidiary, all as if the Agent were not the Agent and without any duty to account therefor to the Banks.

     2.73 Independent Credit. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent under the terms of any of the Loan Documents, the Agent shall have no duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrowers or any Domestic or Foreign Subsidiary (or any of their Affiliates) which may come into the possession of the Agent or any of its Affiliates.


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

     2.74 Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed by the Borrowers), ratably according to the respective amounts of their Loans, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of any of the Loan Documents or any action taken or omitted by the Agent under any of the Loan Documents, provided that no Bank shall be liable for any portion of any of the foregoing resulting from the Agent's gross negligence or wilful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent (to the extent not reimbursed by the Borrowers) promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, any of the Loan Documents.

     2.75 Successor Agent. The Agent may resign at any time by giving at least 60 days prior written notice thereof to the Banks and the Borrowers and may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent which shall be CoreStates unless CoreStates declines. If no successor Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Majority Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least One Hundred Million Dollars ($100,000,000.00). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under any of the Loan Documents.



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

     2.76 Sharing of Payments. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Notes held by all the Banks, such Bank shall purchase from the other Banks such participations in the Notes held by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and each Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank's ratable share (according to the proportion of (A) the amount of such Bank's required repayment to (B) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrowers agree that any Bank so purchasing a participation from another Bank pursuant to this
Section 9.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrowers in the amount of such participation.


                                    ARTICLE X

                                  MISCELLANEOUS

     2.77 Amendments, Etc. No amendment, modification, termination, or waiver of any provision of any Loan Document to which any Borrower is a party, nor consent to any departure by any Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent, shall, unless in writing and signed by all Banks, do any of the following: (A) waive any of the conditions precedent specified in Article III; (B) subject the Banks to any additional obligations; (C) reduce the principal of, or interest on, the Notes or any fees hereunder; (D) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees hereunder; or (E) change the percentage of the aggregate unpaid principal amount of the Notes which shall be required for the Banks or any of them to take any action hereunder, and, provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Banks required above to take such action, affect the rights or duties of the Agent under any of the Loan Documents.


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

     2.78 Notices, Etc. All notices and other communications provided for under this Agreement and under the other Loan Documents to which any Borrower is a party shall be in writing (including telex and facsimile transmissions, if subject to pre-established verification procedures) and mailed or transmitted or delivered,

if to the Borrowers at:    Quad Systems Corporation
                           Two Electronic Drive
                           Horsham, PA 19044
                           Attn:  Anthony R. Drury
                                  Senior Vice President,
                                  Finance
                           FAX #  (215) 657-5013


if to CoreStates Bank:     CoreStates Bank, N.A.
                           FC 3-90-1-1
                           Suite 300
                           2240 Butler Pike
                           Plymouth Meeting, PA 19462
                           Attn:  William F. Dohmen, Vice
                                  President
                           Fax #  (610) 834-2069

if to UJB or the Agent at: United Jersey Bank
                           1800 Chapel Avenue West
                           Cherry Hill, NJ  08002
                           Attn:  Adrian M. Marquez, Vice
                                  President
                           FAX #  (609) 486-3716

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 10.2. Except as otherwise provided in this Agreement all such notices and communications shall be effective, if sent via United States mail when deposited in the mails or, if sent via courier, private mail service or telex or facsimile transmission, when received, respectively, addressed as aforesaid, except that notices to the Agent pursuant to the provisions of
Article II shall not be effective until received by the Agent.

     2.79 No Waiver; Remedies. No failure on the part of any Bank or the Agent to exercise, and no delay in exercising, any right, power, or remedy under any Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

     2.80 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrowers, each Bank and the Agent and their respective successors and assigns, except that the Borrowers may not assign or transfer any of their rights under any Loan Document to which the Borrowers are a party without the prior written consent of the Banks.


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

     2.81 Fees, Costs, Expenses, and Taxes. The Borrowers agree to pay within ten days of demand all costs and expenses in connection with the preparation, execution, delivery, filing, recording, administration, enforcement and collection of any of the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent or the Banks, and local counsel who may be retained by said counsel, with respect thereto and with respect to advising the Agent or any of the Banks as to its rights and responsibilities under any of the Loan Documents. In addition, the Borrowers shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to save the Agent and each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

     2.82 Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time and from time to time, without notice to the Borrowers (any such notice being expressly waived by the Borrowers), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of any Borrower against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement or that Bank's Note or any other Loan Document, irrespective of whether or not the Agent or such Bank shall have made any demand under this Agreement or such Bank's Note or such other Loan Document and although such obligations may be unmatured. Each Bank agrees promptly to notify the Borrowers (with a copy to the Agent) after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Bank under this Section 10.6 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which each such Bank may have.

     2.83 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

     2.84 Severability of Provisions. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

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

     2.85 Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by the Banks of the Loans and the execution and delivery to the Banks of the Notes and shall continue in full force and effect so long as the Notes or any amounts due hereunder are outstanding and unpaid.

     2.86 Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     2.87 Headings. Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the application Loan Documents for any other purpose.

     2.88 JURISDICTION AND. IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER, EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN ANY COUNTY IN THE STATE OF NEW JERSEY WHERE THE AGENT MAINTAINS AN OFFICE AND AGREES NOT TO RAISE ANY OBJECTION TO SUCH JURISDICTION OR TO THE LAYING OR MAINTAINING OF THE VENUE OF ANY SUCH PROCEEDING IN SUCH COUNTY. THE BORROWERS AGREES THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE DULY EFFECTED UPON IT BY MAILING A COPY THEREOF, BY REGISTERED MAIL, POSTAGE PREPAID, TO THE BORROWERS.

     2.89 WAIVER OF JURY. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANKS AND THE AGENT TO ENTER INTO THIS AGREEMENT.

     2.90 Appointment of Quad as Agent for Borrowers. Each Borrower hereby irrevocably appoints and authorizes Quad to act as its agent hereunder and under any other Loan Document with the powers to take any and all actions that may be taken by Borrowers, including without limitation, the power to request Loans or the issuance of Letters of Credit and to receive notice and accept service on behalf of all Borrowers, together with such other powers as are reasonably incidental thereto.


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

     2.91 Borrowers' Obligations. All obligations of Borrowers hereunder and under the other Loan Documents are joint and several.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


HITECH FINANCE COMPANY                      QUAD SYSTEMS CORPORATION

By:      /S/ Anthony R. Drury               By:      /S/ Anthony R. Drury
   ---------------------------------           --------------------------------
                                               Anthony R. Drury
Title:   V.P.                                  Senior Vice President - Finance
      ------------------------------           and Chief Financial Officer


TRIMARK INVESTMENT CORP.                    QUAD LEASING CORP.

By:      /S/ Anthony R. Drury               By:      /S/ Anthony R. Drury
   ---------------------------------           --------------------------------

Title:   V.P.                               Title:    V.P.
      ------------------------------              -----------------------------


UNITED JERSEY BANK                          CORESTATES BANK, N.A.


By:      /S/ Adrian Marquez                 By:  /S/ William F. Dohmen
   ---------------------------------           --------------------------------
   Adrian M. Marquez                           William F. Dohmen
   Vice President                              Vice President




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